Exhibit 10.3

NOBLE ENERGY, INC.
2017 LONG-TERM INCENTIVE PLAN
SUMMARY OF STOCK OPTION AWARD

You, the Participant named below, have been granted the following option (the “Option”) to purchase shares of the common stock (the “Common Stock”), of Noble Energy, Inc., a Delaware corporation (“Noble”), on the terms and conditions set forth below and in accordance with the Stock Option Award Agreement (the “Agreement”) to which this Summary of Stock Option Award is attached and the Noble Energy, Inc. 2017 Long-Term Incentive Plan (the “Plan”):

Participant Name:
Number of Option Shares Granted:
Type of Option:	Nonqualified Stock Option
Grant Date:
Exercise Price Per Share:	$

Vesting Schedule:	The Option will vest over a period of time and shares of Common Stock subject to the Option will become purchasable in installments in accordance with the following schedule:

(i)	one third (1/3) of such shares (if a fractional number, then the next lower whole number) will become purchasable on the first anniversary of the Grant Date;

(ii)	one third (1/3) of such shares (if a fractional number, then the next lower whole number) will become purchasable on the second anniversary of the Grant Date; and

(iii)	the remaining shares will become purchasable on the third anniversary of the Grant Date.

Please note that this Summary of Stock Option Award serves as your notice of the Option and is for your personal files. You are not required to sign and return any documents. You will be deemed to accept the Option unless you promptly notify the compensation department of Noble in writing that you reject the Option. By accepting this Award, you are agreeing to be bound by the terms of this Summary of Stock Option Award, the attached Stock Option Award Agreement and the Noble Energy, Inc. 2017 Long-Term Incentive Plan.

NOBLE ENERGY, INC.

David L. Stover Chairman and Chief Executive Office

NOBLE ENERGY, INC.
2017 LONG-TERM INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT

This Stock Option Award Agreement (“Agreement”), made and entered into as of the Grant Date (as set forth on the Summary of Stock Option Award), is by and between Noble Energy, Inc., a Delaware corporation (“Noble”), and the Participant named in the Summary of Stock Option Award pursuant to the Noble Energy, Inc. 2017 Long-Term Incentive Plan (the “Plan”).

1.     Grant of Option. Effective as of the Grant Date, Noble hereby grants to Participant the right and option (the “Option”) to purchase the number of shares of Common Stock set forth in the Summary of Stock Option Award at the Exercise Price per share set forth on the Summary of Stock Option Award on the terms and conditions set forth in this Agreement, the Summary of Stock Option Award and the Plan. The Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, as provided in the Summary of Stock Option Award.

2.    Vesting. This Option may be exercised only to the extent it is vested on the vesting dates in accordance with the Vesting Schedule set forth in the Summary of Stock Option Award. The vested percentage indicated in such Vesting Schedule will be exercisable, as to all or part of the vested shares, at any time or times after the respective vesting date and until the expiration or termination of the Option. The vesting of this Option may be accelerated in certain events as set forth in (i) the Plan, or (ii), if applicable, the Noble Energy, Inc. 2016 Severance Benefit Plan or any other severance benefits or early retirement plan or program maintained at any time by Noble (each referred to herein as a “Severance Plan”), which Severance Plan specifically provides for earlier vesting of the Option upon a qualifying termination from employment.

3.    Term.

(a)    Term of Option. This Option may not be exercised after the expiration of ten years from the Grant Date (five years from the Grant Date if the Option is an Incentive Stock Option and Participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Noble or of its Affiliates, within the meaning of Section 422(b)(6) of the Code, as of the Grant Date).

(b)    Early Termination. Except as provided in the Plan or a Severance Plan, this Option may not be exercised unless Participant has been in the continuous employ or service of Noble or any Affiliate from the Grant Date to the date of exercise of the Option; provided, however, that this Option may be exercised after the date of Participant’s termination of employment or service with Noble and its Affiliates in the circumstances described in the Plan or a Severance Plan, as applicable.

(c)    Termination for Cause. This Option will automatically terminate and be null and void in the event of Participant’s termination for Cause.

4.    Manner of Exercise and Payment. Participant may exercise any portion of this Option that has become exercisable in accordance with the terms hereof as to all or any of the shares of Common Stock then available for purchase by delivering to Noble written or electronic notice, in a form satisfactory to the Committee, specifying the number of shares as to which the Option is exercised and accompanied by payment of the Exercise Price of such shares in a manner allowed by the Plan.

5.    Withholding Tax. Promptly after demand by Noble, and at its direction, Participant will pay to Noble or the appropriate Affiliate an amount equal to the applicable withholding taxes due in connection with the exercise of the Option. In accordance with the Plan, such withholding taxes may be paid in cash or, at the sole discretion of the Committee, in whole or in part, by having Noble withhold from the shares of Common Stock otherwise issuable upon exercise of the Option a number of shares of Common Stock having a value equal to the amount of such withholding taxes or by delivering (either actually or by attestation) to Noble or the appropriate Affiliate a number of previously acquired shares of Common Stock having a value equal to the amount of such withholding taxes. An election by Participant to have shares withheld or to deliver shares to pay withholding taxes will be made in accordance with administrative guidelines established by the Committee.

6.    Delivery of Shares. Delivery of the shares representing the shares of Common Stock purchased will be made in certificate or book-entry form and will be made as soon as reasonably practicable after receipt of notice of exercise and full payment of the Exercise Price and any required withholding taxes, provided that Noble will have such time as it reasonably deems necessary to qualify or register such shares on any exchange that it deems desirable or necessary.

7.    Assignment/Transferability. Noble may assign all or any portion of its rights and obligations under this Agreement. This Option is not transferable by Participant other than (i) by will or pursuant to the applicable laws of descent and distribution or (ii) if the Option is a Nonqualified Stock, to a Permitted Transferee in accordance with the provisions of the Plan.

8.    The Plan and Summary of Stock Option Award. The terms and provisions of the Plan and the attached Summary of Stock Option Award are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan will control. Capitalized terms used in this Agreement and not otherwise defined in this Agreement or the Summary of Stock Option Award will have the respective meanings assigned to such terms in the Plan.

9.    Effect on Employment or Services. Nothing contained in the Plan or in this Agreement will confer upon Participant any right with respect to the continuation of his or her employment by or service with Noble or an Affiliate, or interfere in any way with the right of Noble or an Affiliate, (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or service or to increase or decrease the compensation of Participant from the rate in existence at the date of this Agreement.

10.    Binding Effect/Governing Law. This Agreement will be binding upon and inure to the benefit of (i) Noble and its successors and assigns, and (ii) the Participant and his or her heirs, devisees, executors, administrators and personal representatives. This Agreement will be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except as superseded by applicable federal law.

11.    Compensation Recoupment Policy. By accepting the Option, Participant hereby acknowledges and agrees that Participant and this Option are subject to Noble’s compensation recoupment policy as contained in Noble’s Code of Conduct (the “Policy”), as amended from time to time, and the terms and conditions of the Policy are hereby incorporated by reference into this Agreement.

2